EXHIBIT 3.6

Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))

Important. Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal to Certificate of
Designation for Nevada Profit
Corporations
(Pursuant to NRS 78.1955(6))

1.	Name of corporation:	Hydrogen Corporation

2.	Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the officers of the Corporation are hereby authorized to withdraw the certificate of designations of the Series B Preferred Stock (Document No. 20050262448-63), filed July 5, 2005, because there are no longer any shares of such series issued and outstanding.

3.	No shares of the class or series of stock being withdrawn are outstanding.

4.	Officer Signature:	/s/ Joshua Tosteson
Joshua Tosteson, President

                                                                                        < font id="TAB2" style="COLOR: black; LETTER-SPACING: 27pt">                       Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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